Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Corvex, Inc. of our report dated April 30, 2026 related to the financial statements of Corvex Legacy Holdings, Inc. appearing in Corvex, Inc’s Current Report on Form 8-K filed on May 1, 2026.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Potomac, Maryland

July 10, 2026